EXHIBIT 99.1
Fastenal Company Reports 2026 Third Quarter Earnings
•Daily sales increased 15.5% year-over-year, primarily driven by share gains with larger customers, pricing actions, and broad-based demand across core end markets.
•Operating margin was 21.5%, a 90 basis point improvement year-over-year, as selling, general, and administrative expense leverage more than offset customer mix-related gross margin pressure.
•Operating cash flow was $422 million, representing 105% of net income, reflecting the timing of working capital changes associated with strong sales growth.
•Returned $328 million to shareholders through dividends and share repurchases, representing 82% of net income.
•Continued progress on strategic initiatives, including increased sales effectiveness through key account wins, expansion of digital technologies, and deeper penetration through new customer site growth.
WINONA, Minn., October 14, 2026 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST) ('Fastenal,' 'we,' 'our,' or 'us'), a global leader in supply chain services, today reported results for the third quarter ended September 30, 2026. Results reflected strong daily sales growth, operating expense leverage, and continued growth with larger customers supported by our Onsite, digital, and supply chain solutions. Except for share and per share information, or as otherwise noted, amounts are stated in millions. Percentage and dollar calculations, which are based on non-rounded dollar values, may not be recalculated or footed using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Nine-month Period			Three-month Period
	2026	2025	Change	2026	2025	Change
Net sales	$7,051.9	6,173.1	14.2%	$2,463.3	2,133.3	15.5%
Business days	191	191		64	64
Daily sales	$36.9	32.3	14.2%	$38.5	33.3	15.5%
Gross profit	$3,151.3	2,792.5	12.8%	$1,104.7	965.8	14.4%
% of net sales	44.7%	45.2%		44.8%	45.3%
Selling, general, and administrative (SG&A) expenses	$1,671.1	1,521.1	9.9%	$573.9	524.3	9.4%
% of net sales	23.7%	24.6%		23.3%	24.6%
Operating income	$1,480.2	1,271.4	16.4%	$530.8	441.5	20.2%
% of net sales	21.0%	20.6%		21.5%	20.7%
Income before income taxes	$1,481.6	1,270.4	16.6%	$531.2	440.6	20.6%
% of net sales	21.0%	20.6%		21.6%	20.7%
Net income	$1,124.2	964.4	16.6%	$401.6	335.5	19.7%
Diluted net income per share	$0.98	0.84	16.5%	$0.35	0.29	19.8%

Note – Daily sales rate (DSR) is defined as the total net sales for the period divided by the number of business days (in the U.S.) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $330.0, or 15.5%, in the third quarter of 2026 when compared to the third quarter of 2025 (both periods had the same number of business days). Sales performance reflects the contribution from improved customer contract signings since the first quarter of 2024, product pricing, and a modest improvement in industrial production in the first nine months of 2026. Foreign exchange rates negatively impacted sales growth by approximately 10 basis points in the third quarter of 2026 as compared to the third quarter of 2025 when foreign exchange rates contributed approximately 10 basis points to sales growth. The impact of product pricing on net sales in the third quarter of 2026 was an increase of approximately 240 basis points, compared to an increase of 240 to 270 basis points in the third quarter of 2025.
From a product portfolio standpoint, we classify our offerings into four primary categories: fasteners, safety supplies, cutting tools, and other product lines. 'Other product lines' encompasses seven smaller product segments, including tools and janitorial supplies.

Beginning in the fourth quarter of 2025, we expanded our reporting to provide a more comprehensive view of direct (original equipment manufacturing/production) and indirect (maintenance, repair, and operations/facilities maintenance) business across product categories. Direct materials generally include products incorporated into finished goods or that directly support customers' production processes, while indirect materials support customers' facility operations, maintenance, and safety needs. During the third quarter of 2026, direct materials outpaced indirect materials, reflecting greater contribution from fastener sales and continued strength with manufacturing customers.
The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2026	2025	2026	2025
Direct fasteners/hardware	16.8%	15.3%	21.0%	20.9%
Direct cutting tools and abrasives	19.5%	13.4%	5.4%	5.2%
Direct non-fasteners/hardware	21.2%	12.9%	13.3%	12.8%
Total direct materials	18.6%	14.2%	39.8%	38.9%
Indirect fasteners/hardware	7.6%	15.3%	9.3%	10.0%
Indirect safety	13.0%	10.6%	20.8%	21.4%
Indirect non-fasteners/hardware and non-safety	17.5%	8.7%	30.1%	29.7%
Total indirect materials	14.3%	10.4%	60.2%	61.1%
From an end market standpoint, we have four categories: heavy manufacturing, other manufacturing, non-residential construction, and other, the latter of which includes reseller, government/education, transportation, warehousing and storage, and data centers. Our manufacturing end market growth was mainly due to the relative strength we are experiencing with key account customers with significant managed spend, where our service model and technology are particularly impactful. The non-residential construction end market experienced growth for the sixth quarter in a row. Other end market sales were favorably impacted by growth with transportation and reseller customers.
The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2026	2025	2026	2025
Heavy manufacturing	20.2%	12.4%	44.6%	43.1%
Other manufacturing	13.2%	12.9%	32.0%	32.8%
Total manufacturing	17.2%	12.7%	76.6%	75.9%
Non-residential construction	12.0%	7.5%	8.0%	8.3%
Other end markets	12.4%	8.9%	15.4%	15.8%
Total non-manufacturing	12.3%	8.4%	23.4%	24.1%
From a customer standpoint, we have two categories: 1) contracts, which include national multi-site, local and regional, and government customers with significant revenue potential, and 2) non-contracts. Sales with our contract customers continue to outperform as we realize incremental sales from implementing customer signings that we have achieved since the first quarter of 2024. Non-contract customers tend to be smaller and utilize fewer of our tools and capabilities, providing fewer avenues for share gains and therefore more closely reflect overall business trends.
The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2026	2025	2026	2025
Contract sales	18.8%	13.2%	76.5%	73.8%
Non-contract sales	7.8%	7.2%	23.5%	26.2%

Customer Sites and Sales Segmentation
We engage customers in the local market by delivering services and solutions within or near the customer's business (Sites). Sites represent distinct customer locations where we maintain inventory tailored to local demand, supported by our regional distribution networks. Our strategy prioritizes customer Sites with monthly sales potential of $50,000 or more. Segmentation by spend level provides insight into the scale and potential of customer relationships served through our network. The following table summarizes average customer Site counts by monthly spend band and related sales metrics.

	Three-month Period 2026			Three-month Period 2025
	Sites (#) (1) (2)	Sales	Mo. Sales per Site (3)	Sites (#) (1) (2)	Sales	Mo. Sales per Site (3)
Manufacturing
$50k+/Mo. (4)	2,730	$1,239.4	$151,331	2,304	$971.8	$140,596

$10k+/Mo.	9,534	1,693.4	59,206	8,913	1,411.5	52,788
$5k+/Mo.	14,023	1,789.9	42,547	13,385	1,507.6	37,545
Other sales (5)	26,527	95.2	1,196	28,936	103.0	1,187
Total manufacturing	40,550	$1,885.1	$15,496	42,321	$1,610.6	$12,668

Non-manufacturing
$50k+/Mo. (4)	558	$217.1	$129,689	467	$170.1	$121,413

$10k+/Mo.	3,601	403.3	37,332	3,282	340.5	34,583
$5k+/Mo.	6,534	465.2	23,732	6,134	400.9	21,786
Other sales (5)	43,675	113.1	863	50,368	121.8	806
Total non-manufacturing	50,209	$578.2	$3,839	56,502	$522.7	$3,015

Total
$50k+/Mo. (4)	3,288	$1,456.6	$147,668	2,771	$1,141.9	$137,363

$10k+/Mo.	13,135	2,096.7	53,209	12,195	1,752.0	47,888
$5k+/Mo.	20,557	2,255.0	36,565	19,519	1,908.5	32,592
Other sales (5)	70,202	208.3	989	79,304	224.8	945
Grand total	90,759	$2,463.3	$9,047	98,823	$2,133.3	$7,149
(1)Sites represent the number of customer locations served by our network. Individual customers with multiple locations will have multiple customer Sites.
(2)Sites numbers reflect the monthly average of active Site counts.
(3)Monthly sales per Site totals are not rounded to the millions and represent the exact dollar amount.
(4)$50k+ Sites are disclosed as a representation of Onsite-like customers and are also a subset of $10k+ and $5k+ Sites.
(5)Other sales represent sales to Sites under $5k per month and sales that are not tied to a specific Site. This includes certain service fees, cash sales, direct ship sales, etc.
Digital Technology
Fastenal Managed Inventory (FMI®) Technology comprises our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, scaled bins, and FASTBin® - Click), and FASTVend® (vending devices) offerings. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive to deploy and highly flexible in application, and is delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. The first statistic below is a weighted FMI measure, which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU.
We signed 7,484 weighted FASTBin and FASTVend devices in the third quarter of 2026. Our goal for weighted FASTBin and FASTVend device signings in 2026 is between 27,000 and 29,000 MEUs (our previous goal was between 28,000 and 30,000 MEUs).

The second statistic is sales through FMI Technology, which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
The table below summarizes signings and installations of our FMI devices and sales through our FMI devices, eBusiness (1) tools, and Digital Footprint (2).

	Nine-month Period			Three-month Period
	2026	2025	DSR Change (3)	2026	2025	DSR Change (3)
Weighted FASTBin/FASTVend signings (MEUs)	21,428	19,925	7.5%	7,484	7,050	6.2%
Signings per day	112	104		117	110
Weighted FASTBin/FASTVend installations (MEUs; end of period)				143,878	133,910	7.4%

FASTStock sales	$873.6	777.2	12.4%	$294.2	274.8	7.0%
% of sales	12.2%	12.4%		11.7%	12.7%
FASTBin/FASTVend sales	$2,330.2	1,988.8	17.2%	$827.2	703.6	17.6%
% of sales	32.6%	31.8%		33.0%	32.6%
FMI sales	$3,203.8	2,766.0	15.8%	$1,121.3	978.4	14.6%
FMI daily sales	$16.8	14.5		$17.5	15.3
% of sales	44.8%	44.3%		44.8%	45.3%

eBusiness sales	$2,082.2	1,868.3	11.4%	$721.5	628.7	14.8%
% of sales	29.1%	29.9%		28.8%	29.1%

Less: eBusiness and FMI sales overlap	$884.7	817.8	8.2%	$306.4	283.3	8.2%
% of sales	12.4%	13.1%		12.2%	13.1%

Digital Footprint sales	$4,401.2	3,816.5	15.3%	$1,536.5	1,323.8	16.1%
% of sales	61.5%	61.1%		61.4%	61.3%
(1)Our eBusiness includes eProcurement activities, which are integrated transactions, including electronic data interchange (EDI), and eCommerce (transactional website sales).
(2)Digital Footprint is a combination of our sales through FMI (FASTStock, FASTBin, and FASTVend) plus that portion of our eBusiness sales that does not represent billings of FMI services.
(3)Weighted FASTBin/FASTVend signings and installations reflect the percent change compared to the same period in the prior year.
Gross Profit
Gross profit, as a percentage of net sales, decreased approximately 40 basis points to 44.8% in the third quarter of 2026 from 45.3% in the third quarter of 2025. A continued shift in customer mix toward larger customers reduced gross margin by approximately 50 basis points. While these relationships typically carry lower gross margins, they generate higher absolute profit dollars and are accretive to operating margin through fixed-cost leverage, higher volumes, and operating efficiencies. Price/cost reduced gross margin by approximately 30 basis points, an improvement of approximately 10 basis points from the second quarter of 2026. Gross margin benefited from several factors, including direct sourcing savings, supplier rebates, and tariff refunds. Approximately 20 basis points of the benefit reflected favorable timing.
Our gross margin decreased approximately 75 basis points in the second quarter of 2026 to 44.6% of net sales, from 45.3% in the second quarter of 2025. Gross margin improved from the second quarter of 2026 to the third quarter of 2026.
SG&A Expenses
SG&A expenses, as a percentage of net sales, were 23.3% in the third quarter of 2026 versus 24.6% in the third quarter of 2025, an improvement of 130 basis points.
Employee-related expenses, which typically represent 70% to 75% of total SG&A expenses, improved 90 basis points as a percentage of net sales in the third quarter of 2026 compared to the third quarter of 2025. Base pay leveraged through increased labor productivity, while bonuses and commissions grew faster than sales as a result of improved business activity and financial performance versus the same period in the prior year.

Occupancy-related expenses, which typically represent 14% to 19% of total SG&A expenses, improved 50 basis points as a percentage of net sales in the third quarter of 2026 compared to the third quarter of 2025, driven mainly by fixed cost leverage.
Combined, all other SG&A expenses, which typically represent 10% to 15% of total SG&A expenses, increased 10 basis points as a percentage of net sales when compared to the third quarter of 2025. This slight increase was driven mainly by higher fuel and general insurance expense, partially offset by increased joint marketing efforts with our suppliers.
Operating Income
Operating income as a percentage of net sales increased to 21.5% in the third quarter of 2026, compared to 20.7% in the third quarter of 2025.
Net Interest
Net interest income was $0.4 in the third quarter of 2026, compared to net interest expense of $0.9 in the third quarter of 2025, primarily from lower debt balances.
Income Taxes
We recorded income tax expense of $129.6 in the third quarter of 2026, or 24.4% of income before income taxes. Income tax expense was $105.1 in the third quarter of 2025, or 23.9% of income before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.6%.
Net Income
Net income was $401.6 in the third quarter of 2026, an increase of 19.7% compared to the third quarter of 2025. Diluted net income per share was $0.35 compared to $0.29 in the third quarter of 2025.
CASH FLOW AND BALANCE SHEET
Net cash provided by operating activities was $421.6 in the third quarter of 2026, an increase of 9.0% from the third quarter of 2025. Cash flow from operations represented 105.0% of net income, compared to 115.3% in the third quarter of 2025 and our five-year third quarter average of 101.1%. The decline as a percentage of net income compared to last year was primarily driven by a larger use of cash for accounts receivable and inventory, reflecting strong sales growth. This is a common dynamic for a distribution business. This was partially offset by higher accounts payable balances mainly attributable to an increase in inventory spending and an increase in accrued expenses related to incentive compensation and customer rebates from improved business performance.
Net cash provided by operating activities was $1,065.7 in the first nine months of 2026, an increase of 14.9% from the first nine months of 2025, representing 94.8% of net income versus 96.2% in the first nine months of 2025 and the most recent five-year average of 96.4%. The decrease in operating cash flow, as a percent of net income, primarily reflects increased working capital associated with accounts receivable, which was partially offset by inventory efficiencies and higher payable balances due to increased purchasing activity.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of September 30, 2026 when compared to September 30, 2025 were as follows:

	September 30		Twelve-month Dollar Change	Twelve-month Percentage Change
	2026	2025	2026	2026
Accounts receivable, net	$1,615.2	1,347.3	$267.9	19.9%
Inventories	1,776.6	1,722.8	53.8	3.1%
Accounts payable	445.8	344.8	101.0	29.3%
Trade working capital, net	$2,946.0	2,725.3	$220.8	8.1%

Net sales in last three months	$2,463.3	2,133.3	$330.0	15.5%
The increase in our accounts receivable balance in the third quarter of 2026 was mainly attributable to sales growth, including relative growth with larger customers that tend to carry longer payment terms.
The slight increase in our inventory balance in the third quarter of 2026, despite double-digit sales growth, reflects disciplined inventory management.
The increase in our accounts payable balance in the third quarter of 2026 was mainly attributable to an increase in inventory spending to support growth.

During the third quarter of 2026, our investment in property and equipment, net of proceeds from sales, was $71.8 (2.9% of net sales), which was an increase from $54.7 (2.6% of net sales) in the third quarter of 2025. The investment was directed toward facility construction and upgrades, industrial vending equipment, and information technology (IT) spend. Our five- and ten-year annual average as a percent of net sales was 2.5% and 3.1%, respectively.
For 2026, we continue to expect our investment in property and equipment, net of proceeds from sales, to be between $310.0 and $330.0, an increase from $230.6 in 2025. The expected growth on a year-over-year basis reflects three items. First, we expect increased spending to replace our Atlanta hub facility and improve our picking capacity and efficiency across our hub network. Second, we expect elevated IT spending as projects that were expected in 2025 experienced delays and are expected to continue throughout 2026. Third, we expect increased trucking spend.
During the third quarter of 2026, we returned $328.4, or 81.8% of net income, to our shareholders in the form of dividends ($298.2) and share repurchases ($30.2), compared to the third quarter of 2025 when we returned $252.5, or 75.3% of net income, in the form of dividends. Over the past five years, we have returned an average of 76.0% of net income to shareholders in the third quarter.
Total debt on our balance sheet was $100.0 at the end of the third quarter of 2026, or 2.4% of total capital (the sum of stockholders' equity and total debt), compared to $195.0, or 4.8% of total capital, at the end of the third quarter of 2025.
ADDITIONAL INFORMATION
During the last twelve months, we increased our total full-time equivalent (FTE; based on 40 hours per week) employee headcount by 181. Our total FTE selling personnel decreased by 82, primarily driven by a drop in hours worked by part-time selling personnel. We increased our distribution and transportation FTE personnel by 105 to support increased product throughput at our distribution facilities. We increased our remaining FTE personnel by 158, which related primarily to personnel investments in supply chain support.
The table below summarizes our absolute and FTE employee headcount at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q3 2026	Q2 2026	Q2 2026	Q4 2025	Q4 2025	Q3 2025	Q3 2025
Selling personnel - absolute employee headcount	17,117	17,340	-1.3%	17,166	-0.3%	17,196	-0.5%
Selling personnel - FTE employee headcount	15,332	15,796	-2.9%	15,439	-0.7%	15,414	-0.5%
Total personnel - absolute employee headcount	24,679	24,795	-0.5%	24,489	0.8%	24,438	1.0%
Total personnel - FTE employee headcount	21,749	22,230	-2.2%	21,602	0.7%	21,568	0.8%

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to our Investor Relations website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, continue, outlook, potential, would, could, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future investment in property and equipment, future tax rates, future inventory levels, the declaration and payment of dividends, pricing, weighted FMI device signings, the impact of inflation on our cost of goods sold or SG&A expenses, the impact of price increases on overall sales growth or margin performance, and our ability to grow our business through the enhancement of sales through our Digital Footprint. Readers should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY
Condensed Consolidated Balance Sheets
(Amounts in millions except share and per share information)
(Unaudited)

Assets	September 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$211.9	276.8
Trade accounts receivable, net of allowance for credit losses of $6.2 and $5.3, respectively	1,615.2	1,245.3
Inventories	1,776.6	1,748.0
Prepaid income taxes	9.3	20.1
Other current assets	215.8	181.9
Total current assets	3,828.8	3,472.1

Property and equipment, net	1,188.2	1,131.6
Operating lease right-of-use assets	343.4	309.0
Other assets	134.1	140.2

Total assets	$5,494.4	5,052.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$50.0	25.0
Accounts payable	445.8	316.8
Accrued expenses	335.5	264.7
Current portion of operating lease liabilities	113.5	106.1
Income taxes payable	29.4	3.0
Total current liabilities	974.2	715.6

Long-term debt	50.0	100.0
Operating lease liabilities	238.2	210.8
Deferred income taxes	65.9	67.4
Other long-term liabilities	16.9	15.5

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 1,600,000,000 shares authorized, 1,147,264,610 and 1,148,057,473 shares issued and outstanding, respectively	11.5	11.5
Additional paid-in capital	60.0	115.5
Retained earnings	4,142.8	3,867.7
Accumulated other comprehensive loss	(65.0)	(51.1)
Total stockholders' equity	4,149.2	3,943.6
Total liabilities and stockholders' equity	$5,494.4	5,052.9

FASTENAL COMPANY
Condensed Consolidated Statements of Income
(Amounts in millions except income per share)
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2026	2025	2026	2025
Net sales	$7,051.9	6,173.1	$2,463.3	2,133.3
Cost of sales	3,900.6	3,380.6	1,358.6	1,167.5
Gross profit	3,151.3	2,792.5	1,104.7	965.8

Selling, general, and administrative expenses	1,671.1	1,521.1	573.9	524.3
Operating income	1,480.2	1,271.4	530.8	441.5

Interest income	4.3	4.3	1.2	0.7
Interest expense	(2.9)	(5.3)	(0.8)	(1.6)
Income before income taxes	1,481.6	1,270.4	531.2	440.6

Income tax expense	357.4	306.0	129.6	105.1
Net income	$1,124.2	964.4	$401.6	335.5

Basic net income per share	$0.98	0.84	$0.35	0.29
Diluted net income per share	$0.98	0.84	$0.35	0.29

Basic weighted average shares outstanding	1,147.6	1,147.4	1,147.2	1,147.9
Diluted weighted average shares outstanding	1,150.4	1,150.3	1,150.1	1,151.0

FASTENAL COMPANY
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net income	$1,124.2	964.4	$401.6	335.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	126.9	126.7	42.1	42.3
Loss (gain) on sale of property and equipment	0.1	(2.6)	(0.1)	(1.0)
Bad debt expense	4.2	3.5	0.9	1.6
Deferred income taxes	(1.4)	(6.1)	0.2	(7.4)
Stock-based compensation	7.8	6.2	2.6	2.1
Amortization of intangible assets	8.2	8.0	2.8	2.7
Changes in operating assets and liabilities:
Trade accounts receivable, net	(379.1)	(233.2)	(58.9)	(26.8)
Inventories	(34.2)	(66.3)	(41.9)	1.4
Other current assets	(34.4)	5.9	(36.8)	(19.8)
Accounts payable	127.5	50.3	43.4	25.6
Accrued expenses	77.4	35.4	48.7	5.4
Income taxes	37.2	34.8	13.0	22.3
Other	1.4	0.8	3.9	3.0
Net cash provided by operating activities	1,065.7	927.8	421.6	386.9

Cash flows from investing activities:
Purchases of property and equipment	(197.0)	(185.3)	(74.0)	(60.3)
Proceeds from sale of property and equipment	7.0	12.5	2.2	5.6
Other	(2.1)	(0.3)	(0.2)	(0.1)
Net cash used in investing activities	(192.1)	(173.1)	(72.0)	(54.8)

Cash flows from financing activities:
Proceeds from debt obligations	722.0	1,040.0	315.0	365.0
Payments against debt obligations	(747.0)	(1,045.0)	(335.0)	(400.0)
Proceeds from exercise of stock options	17.5	23.9	7.2	6.6
Purchases of common stock	(80.8)	—	(30.5)	—
Cash dividends paid	(849.1)	(751.6)	(298.2)	(252.5)
Net cash used in financing activities	(937.4)	(732.7)	(341.5)	(280.9)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	10.3	(1.0)	(0.9)

Net (decrease) increase in cash and cash equivalents	(64.9)	32.3	7.1	50.3

Cash and cash equivalents at beginning of period	276.8	255.8	204.7	237.8
Cash and cash equivalents at end of period	$211.9	288.1	$211.9	288.1

Supplemental information:
Cash paid for interest	$2.9	5.7	$0.9	1.5
Net cash paid for income taxes	$317.4	274.4	$114.4	89.1
Leased assets obtained in exchange for new operating lease liabilities	$122.0	109.5	$58.9	36.4

CONTACT:	Dray Schreiber
Accounting Manager
507.313.7324